Press Release

  SOURCE: Sheet Metal Workers' International Association

                Sheet Metal Workers File SEC Complaint
                Concerning Comfort Systems Board Member


  The Sheet Metal Workers International has asked the
  Securities and Exchange Commission to investigate Comfort
  Systems USA for failing to disclose a board position that Steven Harter held with another public company. (NYSE: FIX - news).

  Harter was elected to the board of Transportation
  Components, Inc. on October 15, 1999, but this fact was not disclosed in two subsequent Comfort Systems proxy statements.

  Transportation Components, also known as TransCom USA filed for Chapter 11 bankruptcy in June 2001. The company was told in February 2001 that it had fallen below the listing criteria for the New York Stock Exchange and was subsequently delisted in May 2001.

  Harter has been more than just a board member of both companies. Through his firm Notre Capital Ventures, Harter was a main creator of TransCom and Comfort Systems by a process known as a "roll-up."

  Two other roll-ups founded by Harter's firm have faced similar problems.

       .   The Physicians Resource Group was delisted by the New
       York Stock Exchange in 1998 and filed for Chapter 11 bankruptcy in early 2000.

       .   Metals USA was delisted from the New York Stock
       Exchange on November 14, 2001, concurrent with that company's filing for a Chapter 11 bankruptcy.

Comfort Systems USA is a leading provider of commercial/industrial heating, ventilation and air conditioning services

The Sheet Metal Workers' International Association represents over 150,000 members in the sheet metal industry, including approximately 500 of Comfort Systems employees.

SOURCE: Sheet Metal Workers' International Association